EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Managers

Constellation Energy Partners LLC:

We consent to the incorporation by reference in the registration statement (Nos. 333-140745, 333-158944, 333-149848 and 333-163426) on Form S-8 and on Form S-3 (Nos. 333-147085 and 333-171792) of Constellation Energy Partners LLC of our report dated March 27, 2014, with respect to the consolidated balance sheet of Constellation Energy Partners LLC as of December 31, 2013, and the related consolidated statements of operations and comprehensive loss, members’ equity, and cash flows for the year then ended December 31, 2013, which report appears in the December 31, 2013 annual report on Form 10-K of Constellation Energy Partners LLC.

Our report refers to our audit of the adjustments that were applied to retrospectively adjust the 2012 consolidated financial statements for discontinued operations, as more fully described in Note 2 to the consolidated financial statements.  However, we were not engaged to audit, review, or apply any procedures to the 2012 consolidated financial statements other than with respect to such adjustments.

/s/ KPMG LLP
KPMG LLP

Houston, Texas
March 27, 2014